Exhibit 99.3

NABRIVA THERAPEUTICS PLC

RESTRICTED SHARE UNIT AGREEMENT (PERFORMANCE BASED)

This Restricted Share Unit Agreement (this “Agreement”) is made between Nabriva Therapeutics plc, a public limited company organized under the laws of Ireland (the “Company”), and [          ], (the “Participant”).

NOTICE OF GRANT

I.                                        Participant Information

Participant:
Participant Address:

II.                                   Grant Information

Grant Date:	July [ ], 2018
Number of Restricted Share Units:	150,000

III.                              Vesting Table

Vesting Date	Number of Restricted Share Units that Vest
Upon achievement of the performance condition (the “Performance Condition”) set forth on Schedule 1 attached hereto (“Schedule 1”).	75,000
On the first anniversary of achievement of the Performance Condition.	75,000

This Agreement includes this Notice of Grant and the following Exhibits and Schedules, which are expressly incorporated by reference in their entirety herein:

Exhibit A — General Terms and Conditions

Schedule 1 — Vesting Schedule

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

NABRIVA THERAPEUTICS PLC	PARTICIPANT

Name:	Name:
Title:

Restricted Share Unit Agreement (Performance Based)

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.                                      Award of Restricted Share Units.  This Agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”), to the Participant, subject to the terms and conditions set forth in this Agreement, of an award with respect to the number of restricted share units (the “RSUs”) set forth in the Notice of Grant.  Each RSU represents the right to receive one ordinary share of the Company (an “Ordinary Share”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

The RSUs evidenced by this agreement were granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2017 Share Incentive Plan or any share incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company.

2.                                      Vesting.  The RSUs shall vest in accordance with the Vesting Table set forth in the Notice of Grant.  Upon the vesting of the RSUs, the Company will deliver to the Participant, for each RSU that becomes vested, one Ordinary Share, subject to the payment of any taxes pursuant to Section 4.  Each Ordinary Share will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date and in no event later than March 15 of the calendar year following the year in which the right becomes vested.

Notwithstanding anything to the contrary in this Section 2 or in Section 6, the RSUs shall be subject to the accelerated vesting provisions set forth in Sections 8(b) and 8(c) of the Employment Agreement, dated as of July 23, 2018, between the Participant and Nabriva Therapeutics US, Inc., the Company’s wholly owned subsidiary, or any successor agreement thereto (the “Employment Agreement”).

3.                                      Forfeiture of Unvested RSUs Upon Cessation of Service.  In the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation.  The Participant shall have no further rights with respect to the unvested RSUs or any Ordinary Shares that may have been issuable with respect thereto.  If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

4.                                      Tax Matters.

(a)                                 Acknowledgments; No Section 83(b) Election.  The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) relating to the RSUs.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s Tax-Related Items that may arise in connection with the grant, vesting and/or settlement of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of dividends.  The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to RSUs and that the Company is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)                                 Withholding.  The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other Tax-Related Items of any kind (including Tax-Related Items of jurisdictions outside the United States, as applicable) required by law to be withheld with respect to the RSUs.  At such time as the Participant is not aware of any material nonpublic information about the Company or the Ordinary Shares, the Participant shall execute the instructions set forth in Appendix A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such Tax-Related Items.  If the Participant does not execute the Automatic Sale Instructions prior to a taxable event, then the Participant agrees that if under applicable law the Participant will owe Tax-Related Items at such time on any portion of the Award the Company shall be entitled to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)                                 immediate payment from the Participant of the amount to be withheld by the Company; or

(2)                                 withholding from wages or other cash compensation paid to the Participant by the Company.

The Company shall not deliver any Ordinary Shares to the Participant until it is satisfied that all required withholdings have been made and the Participant has complied with the above obligations in connection with Tax-Related Items.

5.                                      Transfer Restrictions.  The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Ordinary Shares to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

6.                                      Adjustments for Changes in Ordinary Shares and Certain Other Events.

(a)                                 Changes in Capitalization.  In the event of any alteration or reorganization whatsoever taking place in the capital structure of the Company whether by way of share split, reverse share split, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, the share and per-share-related provisions of the RSUs shall be equitably adjusted by the Company in the manner determined by the Board.

(b)                                 Reorganization Events.  A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Ordinary Shares of the Company are converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Ordinary Shares of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.  For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland or (B) otherwise under Part 9 of the Companies Act 2014 of the Republic of Ireland or (C) otherwise under the Companies Act 2014 of the Republic of Ireland.

In connection with a Reorganization Event, the Board may take any one or more of the following actions with respect to this award (or any portion thereof) on such terms as the Board determines: (i) provide that this award shall be assumed, or a substantially equivalent award shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) provide that this award shall become realizable or deliverable, or restrictions applicable to this award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to this award equal to the number of Ordinary Shares subject to the portion of this award that vests upon or immediately prior to such Reorganization Event multiplied by the Acquisition Price, net of any applicable tax withholdings, in exchange for the termination of this award, (iv) provide that, in connection with a liquidation or dissolution of the Company, this award shall convert into the right to receive liquidation proceeds (if applicable, net of any applicable tax withholdings) and (v) any combination of the foregoing.

For purposes of clause (i) above, the RSUs shall be considered assumed if, following consummation of the Reorganization Event, the RSUs confer the right to receive, for each Ordinary Share subject to the RSUs immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely ordinary shares of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the settlement of the RSUs to consist solely of such number of ordinary shares of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.

7.                                      Miscellaneous.

(a)                                 No Right to Continued Service/Compensation for Loss. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company. Under no circumstances will the Participant ceasing to be an employee of the Company be entitled to compensation for any loss of any right or benefit or prospective right or benefit under this Agreement which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

(b)                                 No Rights as a Shareholder; Clawback.  The Participant shall have no rights as a shareholder of the Company with respect to any Ordinary Shares that may be issuable with respect to the RSUs until the issuance of the Ordinary Shares to the Participant following the vesting of the RSUs.  In accepting this award, the Participant agrees to be bound by any clawback policy that the Company may adopt in the future.

(c)                                  Voting Rights.  The Participant shall have no voting rights with respect to the RSUs.

(d)                                 Entire Agreement.  This Agreement, together with the Employment Agreement, constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(e)                                  Amendment.  Except with respect to any vesting terms set forth in the Employment Agreement, the Board may amend, modify or terminate this Agreement, including but not limited to, substituting award of the same or a different type and changing the date of exercise or realization.  Notwithstanding the foregoing, the Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under this Agreement, or (ii) the change is permitted under Section 6 and the Employment Agreement.

(f)                                   Acceleration.  The Board may at any time provide that the RSUs shall become immediately vested in whole or in part, free from some or all forfeiture restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(g)                                  Conditions on Delivery of Shares.  Notwithstanding any other provision of this Agreement, (a) the Company shall not be obliged to issue any Ordinary Shares pursuant to the RSUs unless at least the par value of such newly issued Ordinary Shares has been fully paid in advance in accordance with all applicable law (which requirement may mean the Participant is obliged to make such payment) and (b) the Company will not be obligated to deliver any Ordinary Shares pursuant to this Agreement until (i) all conditions of this Agreement have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)                                 Administration by Board.  The Board will administer this Agreement and may construe and interpret the terms hereof.  Subject to the terms and provisions of the Employment Agreement, the Board may correct any defect, supply any omission or reconcile any inconsistency in this Agreement.  No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this Agreement made in good faith.

(i)                                     Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to one or more committees or subcommittees of the Board (a “Committee”).  All references herein to the “Board” shall mean the Board or a Committee to the extent that the Board’s powers or authority hereunder have been delegated to such Committee.

(j)                                    Severability.  The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(k)                                 Section 409A.  The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”).  The delivery of Ordinary Shares on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(l)                                     Participant’s Acknowledgements.  The Participant acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

(m)                             Governing Law.  This Agreement shall be governed by, except to the extent preempted by other applicable laws (1) with respect to the corporate law requirements applicable to the Company, the validity and authorization of the issuance of Ordinary Shares with respect to this award and similar matters, the laws of Ireland (without reference to conflict of law principles thereof) and (2) with respect to all other matters relating to this award, the laws of the State of Delaware, excluding choice-of-law principles of the law of that state.

(n)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

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Appendix A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a)                                 Upon any vesting of RSUs pursuant to Section 2 hereof, the Company shall arrange for the sale of such number of Ordinary Shares issuable with respect to the RSUs that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.

(b)                                 The Participant hereby appoints the Chief Financial Officer and/or General Counsel and Secretary of the Company his or her attorney in fact to sell the Participant’s Ordinary Shares in accordance with this Appendix A.  The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of Ordinary Shares pursuant to this Appendix A.

(c)                                  The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Ordinary Shares.  The Participant and the Company have structured this Agreement, including this Appendix A, to constitute a “binding contract” relating to the sale of Ordinary Shares, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any Ordinary Shares to the Participant until it is satisfied that all required withholdings have been made.

Participant Name:

Date:

Schedule 1

Performance Condition

The Participant’s Restricted Share Units shall become vested in such amounts and at such times specified in the Notice of Grant subject to the achievement of the following Performance Condition:

Board certification of the receipt of U.S. Food and Drug Administration (“FDA”) approval of a new drug application for each of (x) the Company’s lefamulin product candidate and (y) the Company Milestone Product (as such term is defined in the Agreement and Plan of Merger dated as of July 23, 2018 by and among Nabriva Therapeutics plc, Zuperbug Merger Sub I, Inc., Zuperbug Merger Sub II, Inc., Zavante Therapeutics, Inc. and Cam Gallagher, solely in his capacity as initial Stockholder Representative), provided that both such FDA approvals are received by January 31, 2020 (the “Expiration Date”). If the Performance Condition has not been achieved on or before the Expiration Date, then the RSUs that would have vested as a result of the satisfaction of the Performance Condition shall terminate immediately and automatically on such date and the Participant shall have no further rights with respect thereto.